Exhibit (a) (6)

OPERATING AGREEMENT

OF

IRVING I. STONE LIMITED LIABILITY COMPANY

Dated as of

September 6, 1995

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5.11.	Voting of Units	8
5.12.	Manner of Acting	9
5.13.	Proxies	9
5.14.	Written Action by Members	9
5.15.	Telephonic Participation in Meetings	9

ARTICLE VI	OPERATIONS AND MANAGEMENT	9
6.1.	Manager	9
6.2.	Duties and General Authority	9
6.3.	Specific Authority and Responsibilities	10
6.4.	Compensation and Reimbursements	10
6.5.	Vacancies	11
6.6.	Removal of the Manager	11
6.7.	Non-Disclosure	11
6.8.	Other Officers and Employees	11

ARTICLE VII	ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS	11
7.1.	Allocations of Profits and Losses	11
7.2.	Timing of Adjustments	11
7.3.	Distributions	12
7.4.	Reimbursements	12
7.5.	Section 704 Allocations	12

ARTICLE VIII	TRANSFER OF UNITS	12
8.1.	Assignment and Transfer of Units	12

ARTICLE IX	DISSOLUTION AND WINDING UP	13
9.1.	Dissolution	13
9.2.	Procedures	13
	9.2.1. Liquidation of Assets	13
	9.2.2. Authority of Liquidating Agent	14
	9.2.3. Distribution of Assets	14
	9.2.4. No Recourse to Assets of Members	14
9.3.	Termination of the Company	14

ARTICLE X	FISCAL AND ADMINISTRATIVE MATTERS	14
10.1.	Fiscal Year	14
10.2.	Deposits	14
10.3.	Checks, Drafts, Etc.	14
10.4.	Contracts	15
10.5.	Books and Records	15
	10.5.1. Right of Inspection	15

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10.6.	Administrative Matters	15
	10.6.1. Tax Matters Partner	15
	10.6.2. Initial Tax Matters Partner	15
	10.6.3. Cooperation	16
	10.6.4. Filings	16
	10.6.5. Authorization	16
	10.6.6. Reporting to Members	16

ARTICLE XI	MISCELLANEOUS	16
11.1.	Waivers	16
11.2.	Amendment	16
11.3.	Assignability	16
11.4.	Notices	16
11.5.	Third Party Rights	17
11.6.	Choice of Law	17
11.7.	Headings	17
11.8.	Entire Agreement	17
11.9.	Severability	18
11.10.	Counterparts	18
11.11.	Pronouns and Plurals	18
11.12.	Further Assurances	18
11.13.	Power of Attorney	18

Signature Page		18

EXHIBIT 4.1.1	Initial Capital Contributions

EXHIBIT 4.6	Units

APPENDIX A	Tax Matters

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OPERATING AGREEMENT

OF

IRVING I. STONE LIMITED LIABILITY COMPANY

This Operating Agreement (the “Operating Agreement”), dated as of September 6, 1995, is entered into by and between Irving I. Stone, the Irving I. Stone Revocable Trust and Judith Stone Weiss as all of the shareholders (collectively, the “Members”) of Irving I. Stone Limited Liability Company, a limited liability company organized under the laws of the State of Ohio (the “Company”).

ARTICLE I

DEFINITIONS

As used in this Operating Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to and include both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person who either directly, or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Appraiser” has the meaning set forth in Section 8.2.

“Articles of Organization” means the articles referred to in Section 1705.07(A) of Chapter 1705 to be filed for the Company, and such articles as amended.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member pursuant to Section 4.2.

“Chapter 1705” means the Chapter 1705 of the Ohio Revised Code, as amended from time to time; and references to specific sections of Chapter 1705 includes the corresponding provisions of Chapter 1705, as later amended.

“Class I Member” has the meaning set forth in Section 5.1.

“Class II Member” has the meaning set forth in Section 5.1.

“Class III Member” has the meaning set forth in Section 5.1.

“Class IV Member” has the meaning set forth in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the first paragraph hereof.

“Indemnitee” has the meaning set forth in Section 2.5.2.

“Liquidating Agent” has the meaning set forth in Section 9.2.1.

“Manager” has the meaning set forth in Section 6.1.

“Members” means the initial Members and any other Person who becomes a Member of the Company in accordance with Section 5.3, and shall include, but only to the extent permitted by Section 8.1, any Transferees. In certain circumstances set forth in Section 5.11.3, “Members” shall mean only the Class I Members.

“Mr. Stone” means Irving I. Stone.

“Operating Agreement” has the meaning set forth in the first paragraph hereof.

“Permitted Transferee.” as used in Section 8.1.1, shall have the same meaning as is attributed to such term under the Articles of Incorporation of American Greetings Corporation (or its successor in interest), as such Articles of Incorporation currently exist and may hereafter be amended from time to time (the “Articles”). For purposes of this Operating Agreement, the terms “Class B Common Shares” and “Class B Holder,” as used in the Articles, shall be replaced by “Units” and “Members.”

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization of a governmental entity or any department, agency or political subdivision thereof.

“Secretary of State” means the Secretary of State of the State of Ohio.

“Subsidiary” means any corporation or other entity of which the securities, units or instruments or interests having a majority of the ordinary voting power in electing the board of directors or other elected governing body are, at the time such determination is being made, owned by the Company, either directly or indirectly through one or more intermediate Subsidiaries.

“Tax Matters Partner” has the meaning set forth in Section 10.6.1.

“Transfer” has the meaning set forth in Section 8.1.

“Transferee” has the meaning set forth in Section 8.1.

“Transferring Member” means a Member who effects a transfer under Section 8.1.1 or Section 8.1.2.

“Treasury Regulation” means, unless otherwise noted herein, a final or temporary regulation issued by the United States Treasury Department with respect to the Code and published in Title 26 of the Code of Federal Regulations.

“Units” has the meaning set forth in Section 4.5.

ARTICLE II

FORMATION OF THE COMPANY

2.1. Formation of Limited Liability Company. The Members hereby agree to organize and associate themselves as members in an Ohio limited liability company by causing the filing of the Articles of Organization.

2.2. Business Purpose. The Company is formed for the purpose of carrying on any lawful business, purpose or activity for which limited liability companies may be formed under Chapter 1705, including, in particular, (a) to invest in, acquire, sell, hold, own, develop, improve, maintain, mortgage, manage, lease and operate any property of the Company; and (b) to enter into, make, and perform all contracts and other undertakings and to engage in all activities and transactions as may be necessary or incidental to the foregoing.

2.3. Term of the Company. The Company’s existence will commence upon the filing of the Articles of Organization with the Secretary of State and shall continue until December 31, 2094, unless extended by amendment to this Operating Agreement and the Articles of Organization, or unless sooner terminated in accordance with this Operating Agreement or Chapter 1705.

2.4. Liability to Third Parties. Except as otherwise provided by Chapter 1705, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

2.5. Standard of Care and Indemnification.

2.5.1. Standard of Care.

(a) Any person who is or was or had agreed to become a Member, Manager, officer or employee of the Company in the performance of his duties, shall be fully protected in relying in good faith on information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more Members, Managers, officers or employees of the Company; or (ii) legal counsel, public accountants, or other persons which he or she reasonably believes have professional or expert competence.

(b) No Member, Manager or officer shall be liable for damages to the Company or any Member with respect to claims relating to his, her or its conduct for or on behalf of the Company, except that any of the foregoing persons shall be liable to the Company for damages to the extent that it is proved by clear and convincing evidence (i) that his or its conduct was not taken (A) in good faith or (B) in a manner reasonably believed to be in or not opposed to the best interests of the Company, or (ii) with respect to any criminal action, proceeding or investigation, he or it had no reasonable cause to believe his or its conduct was unlawful.

2.5.2. Indemnification. If any Member, Manager, officer or employee of the Company (an “Indemnitee”) was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company, the Company (but without recourse to the separate assets of any Member) shall indemnify such Indemnitee against all losses, costs and expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, so long as such Indemnitee has met the standard set forth in Section 2.5.1 above. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, proceeding or investigation, that he or it had reasonable cause to believe his or its conduct was unlawful.

2.5.3. Members’ Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 2.5.2 whether an Indemnitee met the standard set forth in the Operating Agreement shall be made in the specific case by the Members.

2.5.4. Advancement of Expenses. Expenses, including attorneys’ fees, incurred by any Indemnitee in defending an action, suit, proceeding or investigation shall be paid by the Company as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon such terms and conditions as the Members shall determine.

2.5.5. Other Rights to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Section 2.5 shall be provided only with respect to such losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company. Any indemnification pursuant to this Section 2.5 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity and as to action in another capacity while holding such position or while employed by or acting as agent for the Company, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

2.5.6. Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company and any employee serving on behalf of the Company upon such terms and conditions, if any, as the Members consider appropriate.

2.5.7. Insurance. The Company may purchase and maintain insurance on behalf of the Members against any liability asserted against them and incurred by them or on their behalf in any such capacity.

2.5.8. Savings Clause. If this Section 2.5 or any portion of this Section 2.5 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE III

OFFICES

3.1. Principal Office. The Company may have such offices or places of business, either within or without the State of Ohio, as the Members may designate or as the business of the Company may from time to time require. The principal office of the Company is:

10500 American Road

Cleveland, Ohio 44144

3.2. Registered Agent. The initial registered agent of the Company is Irving I. Stone.

3.3. Registered Office. The address of the initial registered office of the Company is:

10500 American Road

Cleveland, Ohio 44144

3.4. Change of Registered Agent or Office. The registered office and the registered agent may be changed from time to time by action of the Members in accordance with Chapter 1705.

ARTICLE IV

CAPITAL CONTRIBUTIONS, ADVANCES AND UNITS

4.1. Capital Contributions.

4.1.1. Initial Capital Contributions. The Initial Members shall each make an initial contribution to the capital of the Company in the amount set forth with respect to such Member on Exhibit 4.1.1 hereto.

4.1.2. Additional Capital Contributions. Additional contributions to the capital of the Company only by amendment to this Agreement.

4.2. Capital Accounts. The Company shall maintain a separate capital account (each a “Capital Account”) for each Member in accordance with Article II of Appendix A.

4.3. Advances. Unless expressly provided for in this Operating Agreement, or as otherwise agreed by the Members (a) no payment shall be made by the Company to any Member for the services of the Member, (b) no loans or advances shall be made by the Company to any Member, and (c) no Member shall be entitled to any compensation or reimbursement from the Company or from the other Members for expenses incurred in connection with the formation, business or affairs of the Company.

4.4. No Interest. No interest shall be paid by the Company on (a) any initial, additional or new capital contribution, (b) on the balance of any Capital Account, or (c) unless otherwise agreed to by all the other Members, on any advance to the Company from any Member.

4.5. Issuance of Units. Each Member’s interest in the Company shall be represented by units (“Units”). Each Unit of a class shall be identical in all respects with every other Unit of such class. The Units shall be initially allocated between the Members as set forth on Exhibit 4.5 hereto. Section 5.1.2 provides for possible conversion of some of the Units.

4.6. Fractional Units. The Company may issue fractions of Units. Each Member may divide any whole Unit (or any fraction of any whole Unit) owned by that Member into fractions for purpose of a transfer, redemption or other disposition authorized under this Operating Agreement, provided that, without prior approval of the Members, a Member may only create a fraction which can be expressed as a whole number of hundredths of a whole Unit. Subject to the terms of issue of the fraction, or of the whole Unit from which it was derived, a fraction of a Unit shall carry the corresponding fraction of all the attributes of a whole Unit.

ARTICLE V

MEMBERS

5.1. Members. The Members shall be divided into Class I Members, Class II Members, Class III Members and Class IV Members. The Members shall have the right to receive the allocations and distributions set forth in Article VII.

5.1.1. The initial Class I Member shall be Mr. Stone. The Initial Class II Member shall be the Irving I. Stone Revocable Trust. The initial Class III Member shall be the Irving I. Stone Revocable Trust. The Initial Class IV Member shall be Judith Stone Weiss.

5.1.2. During Mr. Stone’s life, Class II Members and Class III Members may convert any part or all of their Class II Units or Class III Units to an equal number of Class I Units, and thereafter such Person shall be a Class I Member with respect to the Units so converted.

5.2. Participation in Management.

5.2.1. During Mr. Stone’s life, management shall be reserved to the Members and the Members shall manage and control the Company’s business and affairs.

5.2.2. After Mr. Stone’s death:

(a) Management shall no longer be reserved to the Members;

(b) Only the Class I Members shall have voting rights and shall manage and control the Company’s business and affairs;

(c) The Class I Members may, from time to time after Mr. Stone’s death, appoint one or more Managers in accordance with Article VI;

(d) The Class II Members, Class III Members and Class IV Members shall have only such powers as are specifically provided in this Operating Agreement; and

(e) The Class II Members, Class III Members and Class IV Members shall not participate in the management or control of the Company’s business, shall not transact any business for or on behalf of the Company, and shall have no voting rights except as are specifically provided herein.

5.3. Additional Members. During Mr. Stone’s life, no additional Member may be admitted to the Company without the consent of all of the then existing Members. After Mr. Stone’s death, no additional Member may be admitted to the Company without the consent of all of the then existing Class I Members.

5.4. Liability of Members to the Company. Members shall be liable to the Company for capital contributions as and to the extent provided by Section 1705.23 of Chapter 1705.

5.5. Annual Meetings. An annual meeting of the Members, commencing with the year 1996 shall be held on the second Monday of February of each year, at 10:00 AM, at which the Members shall transact such business as may be brought before such meeting and, if required by the provisions of Article VI hereof, elect a Manager or Managers. If the annual meeting shall not be held on the day designated therefor, the Members shall cause the meeting to be held as soon thereafter as convenient.

5.6. Special Meetings. During Mr. Stone’s life, special meetings of the Members may be called by any Member. After Mr. Stone’s death, special meetings of the Members may be called by any Class I Member.

5.7. Place of Meetings. The Member who, pursuant to Section 5.6, calls a meeting of the Members may designate any place, within or without the State of Ohio as the place of meeting for any annual meeting or for any special meeting of the Members.

5.8. Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered to each Member not less than ten (10) days nor more than fifty (50) days before the meeting, at the direction of the Member calling such meeting if a special meeting, otherwise by any Member or the Manager.

5.9. Spontaneous Meeting of Members. If all of the Members meet at any time and place, either within or without the State of Ohio, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any Company action may be taken.

5.10. Quorum. At each meeting of the Members, the holders of a majority of the outstanding voting rights, present in person or by proxy, shall constitute a quorum for the transaction of Company business. In the absence of a quorum any Member present at such meeting in person or by proxy shall have the power to adjourn such meeting until a quorum shall be constituted.

5.11. Voting of Units.

5.11.1. During Mr. Stone’s life, each Member shall be entitled to one vote for each Unit held by it upon any matter submitted to a vote at a meeting of the Members.

5.11.2. After Mr. Stone’s death:

(a) Each Class I Member shall be entitled to one vote for each Unit held by it upon any matter submitted to a vote at a meeting of the Members;

(b) Class II Members shall vote as a single class and shall have only one vote in matters concerning dissolution of the Company as set forth in Section 9.1(b);

(c) Class III Members shall vote as a single class and shall have only one vote in matters concerning dissolution of the Company as set forth in Section 9.1(b);

(d) Class IV Members shall vote as a single class and shall have only one vote in matters concerning dissolution of the Company as set forth in Section 9.1(b); and

(e) Class II Members, Class III Members and Class IV Members shall have no other voting rights.

5.11.3. After Mr. Stone’s death, references to “Members” in Sections 2.5.3, 2.5.4, 2.5.6, 2.5.7, 3.1, 3.4, 4.6, 7.3, 8.1.4, 9.2.1, 10.1, 10.2, 10.5, 10.6.1, and 10.7 shall mean only the Class I Members.

5.12. Manner of Acting. Unless otherwise provided by law or this Operating Agreement, the affirmative vote of Members holding a majority of the Units represented at a meeting at which a quorum is present and entitled to vote with respect to the subject matter thereof shall constitute the act of the Members.

5.13. Proxies. At any meeting of the Members, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.

5.14. Written Action by Members. Subject to the voting requirements set forth in Section 9.1(b), any action required to, or which may, be taken by the Members may be taken without a meeting if consent thereto in writing, setting forth the action so taken, shall be signed by the Members holding a majority of the Units entitled to vote with respect to the subject matter thereof.

5.15. Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

ARTICLE VI

OPERATIONS AND MANAGEMENT

6.1. Manager. After Mr. Stone’s death, the Class I Members may, from time to time, appoint such Person or Persons to serve as “Manager” under this Operating Agreement. The Manager shall have such powers to manage the business and affairs of the Company, to exercise all such powers of the Company and all such other lawful acts on behalf of the Company as set forth below, except as the Class I Members may otherwise specify from time to time. Notwithstanding the foregoing, the Members shall personally retain such rights, powers and responsibilities as are personal to them (including the rights and powers granted to the Members under Sections 5.11, 10.5.1, and 11.2) or as is otherwise required by law.

6.2. Duties and General Authority. Except as otherwise provided by the Class I Members, the Manager shall be responsible for the general overall supervision of the business and affairs of the Company. Without limiting the generality of the foregoing, the specific authority and responsibilities of the Manager shall, except as otherwise provided by the Class I Members, include the following:

(a) Effectuating the provisions of this Operating Agreement and the resolutions, actions and decisions of the Members;

(b) Directing, managing and supervising the day-to-day operations and business and affairs of the Company;

(c) Advising the Members with respect to all matters pertaining to the operation of the Company, including services rendered on behalf of the Company,

operating income and expenses, financial position, and the preparation and submission of reports to the Members at each regular meeting of the Members, and at such other times as may be directed by the Members or requested by a Member pursuant to Section 10.5.1;

(d) Presiding over and recording the minutes of all meetings of, and actions taken by, the Members, when present at any such meeting;

(e) Subject to Section 6.3, signing, on behalf of the Company, such deeds, mortgages, bonds, contracts or other instruments which have been appropriately authorized by the Members to be executed on behalf of the Company, except in cases where the signing or execution thereof shall be expressly delegated by the Class I Members, this Operating Agreement or by operation of law to some other manager, officer or agent of the Company; and

(f) Performing all duties and taking all actions as may be necessary in the ordinary course of managing the business and affairs of the Company, or as prescribed by the Class I Members from time to time.

6.3. Specific Authority and Responsibilities. In addition to those matters that otherwise require approval of the Members pursuant to this Operating Agreement, the unanimous approval of the Class I Members shall be required for any Manager to take any of the following actions on behalf of the Company:

(a) acquisition of participations in other companies;

(b) setting up of offices other than that provided by Sections 3.1 and 3.3;

(c) employment and dismissal of non-clerical employees;

(d) contracting for loans on behalf of the Company or issuing any evidence of indebtedness in the Company’s name;

(e) granting of retirement benefits of any kind;

(f) obtaining and terminating loans or advances from Members;

(g) making guarantees; and

(h) acquisition and sale of real estate.

6.4. Compensation and Reimbursements. Any Person or Persons appointed as a Manager may receive compensation from the Company for serving as the Manager upon the approval of the Class I Members. The Company shall reimburse the Manager for all out-of-pocket expenses which the Manager may incur in connection with the performance of its duties as Manager in accordance with the terms of this Operating Agreement.

6.5. Vacancies. Vacancies in the position of Manager may only be filled by unanimous agreement of the Class I Members.

6.6. Removal of the Manager. The Manager may be removed by unanimous agreement of the Class I Members whenever, in their judgment, the best interests of the Company would be served thereby.

6.7. Non-Disclosure. The Members and their respective Affiliates shall keep confidential any and all unpublished or confidential information learned or received from or through the other party or the Company including, without limitation, any confidential business aspects of the Company or any Member, budgets, financial statements, operating plans and books of account of the Company and the minutes of meetings and records of action taken by the Company. Any and all documents and written materials received by a party from or to the other party shall be presumed confidential. The foregoing obligations shall not apply to information which (a) is or becomes generally known to the public other than through the receiving party or its officers, employees or agents, (b) is lawfully obtained from a third party under no duty of confidentiality to the other party, or (c) is otherwise known by a Member or the Company prior to disclosure by the Member making such confidential information available. Each Member shall use his, her or its best efforts to ensure that only persons who (i) are officers, employees, associates, agents, consultants or appointees of the Company or such Member, (ii) require such confidential information in connection with the Company’s activities as contemplated hereunder, and (iii) are bound by the terms of employment or a non-disclosure agreement imposing undertakings and obligations as to secrecy and confidentiality in terms disclosed to and approved by the Class I Members, shall be permitted access to such confidential information.

6.8. Other Officers and Employees. After Mr. Stone’s death, the Class I Members may elect and appoint such other officers and agents of the Company, and grant such officers and agents such responsibilities, duties, and compensation, as they may deem necessary or appropriate to effectuate the provisions of this Operating Agreement and to conduct the business and affairs of the Company.

ARTICLE VII

ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

7.1. Allocations of Profits and Losses. Subject to the provisions of Article III of Appendix A, each item of income, gain, profit, loss, deduction and credit of the Company shall be allocated between the Members in proportion to the number of Units held by each respective Member.

7.2. Timing of Adjustments. Each Member’s Capital Account will normally be adjusted as of the end of each fiscal year; provided, however, that the Capital Accounts may be adjusted more often if circumstances otherwise make it advisable in the judgment of the Members. All adjustments will be made in accordance with the terms of this Operating Agreement.

7.3. Distributions. Distributions (which may vary among the classes but which shall be proportionate within each class) may be made from time to time as the Members may determine after the Members have established such reserves for anticipated Company needs (taking into account existing and potential liabilities and obligations of the Company) as they deem reasonable.

7.4. Reimbursements. All of the Company’s expenses shall be billed directly to and paid by the Company. The Company is specifically authorized to make reimbursements to any Member who provides goods, materials or services used for or by and at the instance of, the Company.

7.5. Section 704 Allocations. Notwithstanding any other provision of this Operating Agreement, to the extent an allocation of income, gain, profit, loss, deduction or credit or any item thereof, as set forth in this Article VII, to any Member would be in violation of the requirements of Treasury Regulation Section 1.704-1(b), the Tax Matters Partner shall comply with the requirements of such Treasury Regulations and amend such allocations to comply with such requirements in a manner that will, in the reasonable judgment of the Tax Matters Partner, have the least effect on any amounts to be distributed hereunder. Notwithstanding anything herein to the contrary, this Operating Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligating any Member to make any capital contributions except as required by Article IV.

ARTICLE VIII

TRANSFER OF UNITS

8.1. Assignment and Transfer of Units.

8.1.1. While the Company holds any Class B Common Stock of American Greetings Corporation (or its successor in interest), no Member may sell, assign, pledge or otherwise transfer any of its Units or any beneficial interest or ownership therein (a “Transfer”) to any Person (a “Transferee”) other than American Greetings Corporation (or its successor in interest) or a Permitted Transferee.

8.1.2. After Mr. Stone’s death, no Class III Member may Transfer any of its Units to a Transferee other than a Transferee who then holds not less than ten percent (10%) of the total outstanding Units of the Company (regardless of class) and who then has been a Member of the Company for at least one year prior to the Transfer. However, any Transfer made at or by reason of the death of Mr. Stone of Class III Units that are included in his gross estate for federal estate tax purposes shall not be subject to the restrictions of this Section 8.1.2.

8.1.3. A purported Transfer made by a Member in violation of Section 8.1.1 or Section 8.1.2 shall be null and void ab initio, and the purported Transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

8.1.4. The admission of a Transferee as a Member may be conditioned upon satisfaction of such terms and compliance with such conditions as the Members may determine, including, without limitation, requiring the Transferee to execute such agreements, instruments and other documents as may be necessary or desirable to substitute the Transferee for the Transferring Member hereunder.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a) When the period fixed in the Articles of Organization for the duration of the Company shall expire;

(b) By the unanimous written consent of all of the Members;

(c) During Mr. Stone’s life, upon the resignation, expulsion, bankruptcy, dissolution or withdrawal of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, unless the business of the Company is continued by the consent of all remaining Members within 90 days following the occurrence of any such event;

(d) After Mr. Stone’s death, upon the death, expulsion, bankruptcy or dissolution of any Class I Member or the occurrence of any other event that terminates the continued membership of the Class I Member in the Company, unless the business of the Company is continued by the consent of all remaining Class I Members within 90 days following the occurrence of any such event;

(e) At any other time there are less than two Members unless sufficient additional Members are being admitted to cause there to be two or more Members immediately upon a temporary reduction in the number of Members to fewer than two; or

(f) The entry of a decree of judicial dissolution under Section 1705.47 of the Chapter 1705.

9.2. Procedures.

9.2.1. Liquidation of Assets. In the event of the dissolution of the Company, the Members, the Manager or the Person permitted by Chapter 1705 to wind up the Company’s affairs (the Members, the Manager or such other Person being referred to herein as the “Liquidating Agent”) shall commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. The Members shall continue to share profits and losses during the period of winding up in accordance with Section 7.1 hereof.

9.2.2. Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, in addition to the rights and powers conferred by Chapter 1705, the Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company that a Manager would have pursuant to this Operating Agreement or any other applicable law.

9.2.3. Distribution of Assets. Upon winding up of the Company, following the payment of, or provision for, the distributions required by Sections 1705.46(A)(1) and (2) of Chapter 1705, and subject to the right of the Liquidating Agent to set up such reserves as may be reasonably necessary pursuant to Section 1705.46(B) of Chapter 1705 and Section 8.2(b) of this Operating Agreement, the proceeds of the liquidation of the Company shall be distributed in cash or in kind (a) first to the Members in amounts equal to their respective positive Capital Account balances, after reflecting final allocations pursuant to Section 7.1. hereof, and (b) second to the Members in proportion to the number of Units held by each respective Member.

9.2.4. No Recourse to Assets of Members. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contributions thereto and share of profits or losses thereof, and shall have no recourse therefore (upon dissolution of the Company or otherwise) against any other Member.

9.3. Termination of the Company. Upon the completion of the winding up of the Company and the distribution of all Company funds and other assets, the Liquidating Agent shall take or cause to be taken such actions as are necessary or reasonable in order to effectuate the dissolution and termination of the Company, including the filing of a certificate of cancellation with the Secretary of State.

ARTICLE X

FISCAL AND ADMINISTRATIVE MATTERS

10.1. Fiscal Year. The fiscal year of the Company shall begin on the first day of January and end on the last day of December of each year, unless otherwise determined by an act of the Members.

10.2. Deposits. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Members may select.

10.3. Checks, Drafts, Etc.

10.3.1. During Mr. Stone’s life, all checks, drafts or other orders for the payment of money, and, subject to Section 6.3, all notes or other evidences of indebtedness, issued in the name of the Company shall be signed by any Member or by any other Person specified by the Members by form of bank resolution or authorized by other action of the Members.

10.3.2. After Mr. Stone’s death, all checks, drafts or other orders for the payment of money, and, subject to Section 6.3, all notes or other evidences of indebtedness, issued in the name of the Company shall be signed by any Class I Member, the Manager or any other Person specified by the Class I Members by form of bank resolution or authorized by other action of the Class I Members.

10.4. Contracts.

10.4.1. During Mr. Stone’s life, the Members may authorize any Member or agent of the Company to enter into any contract or execute any instrument in the name of, and on behalf of, the Company, and such authority may be general or confined to specific instances.

10.4.2. After Mr. Stone’s death, the Class I Members may authorize any Class I Member or agent of the Company to enter into any contract or execute any instrument in the name of, and on behalf of, the Company, and such authority may be general or confined to specific instances.

10.5. Books and Records. The Company shall keep or cause to be kept accurate and complete minutes and records of the Members and books and records of account of the Company, which shall be kept at the principal place of business of the Company or at such other places, within or without the State of Ohio, as the Members shall from time to time determine.

10.5.1. Right of Inspection. Any Member of the Company shall have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Members and the books and records of account of the Company, and to make copies thereof. Upon the written request of any Member of the Company, the Company shall cause to be mailed to such Member the most recent financial statements of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Member making such request.

10.6. Administrative Matters.

10.6.1. “Tax Matters Partner”. The Members shall designate a “Tax Matters Partner” (as defined in Code Section 6231), and the Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

10.6.2. Initial Tax Matters Partner. The name and mailing address of the initial Tax Matters Partner is:

Judith Stone Weiss

4500 University Parkway

University Heights, Ohio 44118

10.6.3. Cooperation. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.

10.6.4. Filings. The Tax Matters Partner shall arrange for the preparation and timely filing of all returns required to be filed by the Company and the distribution of Form K-1 or other similar forms to all Members.

10.6.5. Authorization. The actions of the Tax Matters Partner shall be deemed to be authorized by the unanimous consent of the Members with respect to the matters set forth in Sections 7.2, 7.5 and 10.6.1.

10.6.6. Reporting to Members. The Tax Matters Partner shall keep the other Members informed of all material matters that may come to its attention in its capacity as Tax Matters Partner, shall consult with all of the Members and permit all such Members to participate with the Tax Matters Partner in such matters. Such participation shall include, without limitation, the right to review the Company’s tax returns at a reasonable time prior to filing, and the right to attend, with the Tax Matters Partner, any meetings with any taxation or auditing authority.

ARTICLE XI

MISCELLANEOUS

11.1. Waivers. The failure at any time of any Member to require performance by any other Member of any responsibility or obligation required by this Operating Agreement shall in no way affect a Member’s right to require such performance at any time thereafter, nor shall the waiver by a Member of a breach of any provision of this Operating Agreement by any other Member constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

11.2. Amendment. This Operating Agreement may be amended only by an instrument in writing duly executed by all of the Members.

11.3. Assignability. This Operating Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto. Subject to the terms of this Operating Agreement, neither this Operating Agreement nor any right (other than a right to receive the payment of money) or obligation hereunder may be assigned or delegated in whole or in part to any other Person.

11.4. Notices. In any case where any notice or other communication is required or permitted to be given hereunder (including, without limitation, any change in the information set forth in this Section 11.4), such notice or communication shall be in writing and (i) personally delivered, (ii) sent by postage prepaid registered mail, (iii) transmitted by telex or telecopy, or (iv) sent by established overnight carrier service as follows:

If to Mr. Stone:

10500 American Road

Cleveland, Ohio 44144

If to the Irving I. Stone Revocable Trust:

Judith Stone Weiss, Trustee

4500 University Parkway

University Heights, Ohio 44118

With copies to Mr. Stone at the above address.

If to Judith Stone Weiss:

4500 University Parkway

University Heights, Ohio 44118

All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on attempt at delivery if delivery is refused by the addressee if by postage prepaid registered airmail, and (iii) when sent with confirmed answer-back if by telex or telecopy.

11.5. Third Party Rights. Nothing in this Operating Agreement, whether expressed or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person other than the Company and the Members, any legal or equitable right, remedy or claim under or in respect of this Operating Agreement or any covenant, condition or other provision contained herein.

11.6. Choice of Law. This Operating Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

11.7. Headings. The headings of the Articles and Sections in this Operating Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

11.8. Entire Agreement. This Operating Agreement, together with the Exhibits hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

11.9. Severability. Should any provision of this Operating Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Operating Agreement shall remain in full force in all other respects. Should any provision of this Operating Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Operating Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Operating Agreement shall not be affected thereby. If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Operating Agreement to reflect those changes that are required by law.

11.10. Counterparts. This Operating Agreement may be executed in several counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11. Pronouns and Plurals. All pronouns and variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of any person or persons referred to may require.

11.12. Further Assurances. Each Member shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder. The obligations of the Members set forth in this Section 11.12 shall survive the termination of this Operating Agreement.

11.13. Power of Attorney. After Mr. Stone’s death, each Member hereby appoints the Class I Members as its agents and attorneys-in-fact to execute such documents and to take such action as may be necessary to comply with the laws of any jurisdiction requiring the filing of copies of this Operating Agreement or certificates with respect hereto or with respect to the use of the Company’s name.

IN WITNESS WHEREOF, the undersigned being all of the Members of Irving I. Stone Limited Liability Company, organized under the laws of Ohio, have executed this Operating Agreement as of the date and year first above written.

/s/ Irving I. Stone	/s/ Judith Stone Weiss, Trustee
Irving I. Stone	Irving I. Stone Revocable Trust Judith Stone Weiss, Trustee

/s/ Judith Stone Weiss
Judith Stone Weiss